Exhibit 99.1

Q3 2023 Fixed Income Release

Denver, Colorado October 31, 2023: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial and operating information for its fixed-income borrowing groups for the three months (“Q3”) ended September 30, 2023 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the September 30, 2023 unaudited financial statements for each of our fixed-income borrowing groups prior to the end of November 2023. Convenience translations provided herein are calculated as of September 30, 2023.

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VM Ireland Reports Preliminary Q3 2023 Results
Announced landmark wholesale network access deal with Sky
Continued to deliver on full fiber upgrade project, passing ~300,000 premises at the end of Q3
Revenue improvement in Q3 driven by TV advertising and continued strength in mobile

VM Ireland is the leading connected entertainment fixed-line and broadband business in Ireland, delivering connectivity services to 406,700 fixed-line customers and mobile services to 136,600 subscribers at September 30, 2023.

Tony Hanway, CEO of VM Ireland, commented:
“Our recent wholesale deal with Sky underscores our commitment to Ireland’s digital infrastructure and will support increased competition and customer experience for consumers and businesses nationwide. The deal bolsters our fiber upgrade project which will see us delivering over 1 million full fiber homes by the end of 2025, enabling the launch of up to 10 GB speeds to every customer on the Virgin Media network. The program continued apace in Q3, as premises passed through our fiber upgrade project reached ~300,000. We continue to see higher IT costs and elevated capex related to our fiber upgrade, wholesale and off-net programs, as well as energy cost headwinds weighing on our financial performance. During the quarter, we took pricing action to mitigate against the aforementioned inflationary pressures which, combined with continued momentum in mobile, supported stable revenues.”

Operating and strategic highlights:
•Announced landmark wholesale network access agreement with Sky, giving Sky consumers, businesses and communities access to Virgin Media’s superfast fiber network
•Continued to deliver on our full fiber upgrade project, passing ~300,000 premises at the end of Q3, with build costs in line with expectations
•Q3 mobile postpaid net losses of 3,200 in line with Q2, as we continue to pivot to FMC bundles from low value SIMs
•Fixed customer net losses were 5,100 in Q3, mainly driven by lower acquisitions due to weaker demand and overbuild losses, partially offset by lower churn

Financial highlights:
•Q3 revenue of €115.4 million remained stable YoY, as growth in TV advertising and mobile was offset by lower fixed revenue
•Q3 residential fixed revenue of €75.0 million decreased 3.0% YoY
◦Fixed subscription revenue decreased 2.9% YoY, primarily driven by lower volumes and higher churn
•Q3 residential mobile revenue increased 4.0% YoY
◦Mobile subscription revenue increased 9.3%, primarily driven by strong mobile ARPU growth
◦Mobile non-subscription revenue decreased 12.5% YoY, primarily due to lower handset revenue
•Q3 B2B revenue increased 2.1% YoY, primarily due to strength in SOHO and Large Enterprise fixed revenue
•Q3 net earnings decreased 76.4% YoY to €13.0 million, primarily driven by (i) a decrease in realized and unrealized gains on derivative instruments and (ii) an increase in interest expense
•Q3 Adjusted EBITDA decreased 14.1% YoY on a reported basis and 7.8% on a rebased1 basis, driven by (i) an increase in programming costs, (ii) higher IT & Systems costs related to FTTH, Off-net and Wholesale programs and (iii) an increase in energy costs
•Q3 property and equipment (“P&E”) additions of €39.9 million were up 20.9% YoY, primarily due to investment in fiber upgrade, Wholesale and Off-Net programs
◦P&E additions as a percentage of revenue increased to 34.6% in Q3 2023, as compared to 28.6% in the prior year period
•Q3 Adjusted EBITDA less P&E Additions of €2.3 million represents a decrease of 85.7% YoY on a reported basis and 78.0% on a rebased basis
•At September 30, 2023, our fully-swapped third-party debt borrowing cost was 3.9% and the average tenor of our third-party debt was 5.8 years
•At September 30, 2023, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) were both 5.09x, each as calculated in accordance with our most restrictive covenants and reflecting the exclusion of the Credit Facility Excluded Amounts as defined in our respective credit agreements
◦If we were to not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA would have been 5.39x at September 30, 2023
•At September 30, 2023, we had €100.0 million of undrawn commitments available. When our Q3 compliance reporting requirements have been completed and assuming no change from September 30, 2023 borrowing levels, we anticipate the full €100.0 million of borrowing capacity will continue to be available

Operating Statistics Summary

	As of and for the three months ended
	September 30,
	2023	2022

Footprint
Homes Passed	971,000	961,900

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	406,700	424,000
Q3 Organic[2] Fixed-Line Customer Relationship net losses	(5,100)	(1,900)

Q3 Monthly ARPU per Fixed-Line Customer Relationship	€63.03	€62.28

Mobile Subscribers
Total Mobile subscribers	136,600	137,400
Total Organic Mobile net additions (losses)	(3,200)	3,100

Q3 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	€21.60	€20.33
Excluding interconnect revenue	€20.06	€18.64

Selected Financial Results, Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2023 and 2022:

	Three months ended				Nine months ended
	September 30,		Increase/(decrease)		September 30,		Increase/(decrease)
	2023	2022	Reported	Rebased	2023	2022	Reported	Rebased
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€74.4	€76.6	(2.9%)	(2.9%)	€223.7	€228.4	(2.1%)	(2.1%)
Non-subscription	0.6	0.7	(14.3%)	(14.3%)	1.8	2.1	(14.3%)	(14.3%)
Total residential fixed revenue	75.0	77.3	(3.0%)	(3.0%)	225.5	230.5	(2.2%)	(2.2%)
Residential mobile revenue:
Subscription	8.2	7.5	9.3%	9.3%	23.9	21.8	9.6%	9.6%
Non-subscription	2.1	2.4	(12.5%)	(12.5%)	6.6	7.0	(5.7%)	(5.7%)
Total residential mobile revenue	10.3	9.9	4.0%	4.0%	30.5	28.8	5.9%	5.9%
B2B revenue:
Subscription	3.0	2.9	3.4%	3.4%	8.7	8.2	6.1%	6.1%
Non-subscription	6.6	6.5	1.5%	1.5%	19.3	19.7	(2.0%)	(2.0%)
Total B2B revenue	9.6	9.4	2.1%	2.1%	28.0	27.9	0.4%	0.4%
Other revenue	20.5	18.8	9.0%	9.0%	59.8	56.2	6.4%	6.4%
Total revenue	€115.4	€115.4	—%	—%	€343.8	€343.4	0.1%	0.1%

Adjusted EBITDA	€42.2	€49.1	(14.1%)	(7.8%)	€124.3	€143.3	(13.3%)	(6.7%)

Adjusted EBITDA less P&E Additions	€2.3	€16.1	(85.7%)	(78.0%)	€6.2	€64.3	(90.4%)	(86.8%)

The following table provides a reconciliation of net earnings to Adjusted EBITDA for the three and nine months ended September 30, 2023 and 2022:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
	in millions, except % amounts

Net earnings	€13.0	€55.0	€25.6	€155.6
Income tax expense	1.0	2.4	1.4	2.4
Other income, net	(0.2)	(0.3)	(0.8)	(1.1)
Foreign currency transaction losses, net	0.1	0.1	—	0.4
Realized and unrealized gains on derivative instruments, net	(10.7)	(45.6)	(11.3)	(128.4)
Interest expense	16.7	8.5	44.6	25.3
Operating income	19.9	20.1	59.5	54.2
Impairment, restructuring and other operating items, net	(0.1)	(0.1)	(0.6)	3.6
Depreciation and amortization	18.1	16.5	52.9	49.0
Related-party fees and allocations, net	2.9	11.6	7.8	33.1
Share-based compensation expense	1.4	1.0	4.7	3.4
Adjusted EBITDA	€42.2	€49.1	€124.3	€143.3

Adjusted EBITDA as a percentage of revenue	36.6%	42.5%	36.2%	41.7%

The following table details the categories of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
	in millions, except % amounts

Customer premises equipment (CPE)	€9.3	€10.2	€30.2	€22.7
New build and upgrade	13.1	10.6	37.1	26.2
Capacity	0.4	0.9	1.7	3.5
Baseline	4.4	2.4	18.6	7.3
Product and enablers	12.7	8.9	30.5	19.3
Property and equipment additions	39.9	33.0	118.1	79.0
Changes in current liabilities related to capital expenditures (including related-party amounts)	(6.1)	(5.3)	(7.2)	(12.0)
Total capital expenditures[3]	€33.8	€27.7	€110.9	€67.0

Property and equipment additions as a percentage of revenue	34.6%	28.6%	34.4%	23.0%

Adjusted EBITDA less P&E Additions
Adjusted EBITDA	€42.2	€49.1	€124.3	€143.3
Property and equipment additions	(39.9)	(33.0)	(118.1)	(79.0)
Total	€2.3	€16.1	€6.2	€64.3

Third-Party Debt and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of VM Ireland’s consolidated third-party debt and cash and cash equivalents:

	September 30,		June 30,
	2023		2023
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan B1 (EURIBOR + 3.4625%(i)) due 2029	€900.0	€900.0	€900.0
€100.0 million Revolving Facility (EURIBOR + 2.75%(i)) due 2027		—	—
Total third-party debt		900.0	900.0
Deferred financing costs and discounts, net		(5.0)	(5.2)
Total carrying amount of third-party debt		895.0	894.8
Less: cash and cash equivalents		1.4	0.3
Net carrying amount of third-party debt		€893.6	€894.5
______________________

(i)Rates are subject to adjustment based on the achievement or otherwise of certain ESG metrics.

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from VM Ireland’s consolidated third-party debt to the total covenant amount of third-party gross and net debt. The euro equivalents presented below are based on exchange rates that were in effect as of September 30, 2023 and June 30, 2023. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	September 30,	June 30,
	2023	2023
	in millions

Total third-party debt	€900.0	€900.0
Credit Facility excluded amount	(50.0)	(50.0)
Total covenant amount of third-party gross debt	850.0	850.0
Cash and cash equivalents	(1.4)	(0.3)
Total covenant amount of third-party net debt	€848.6	€849.7

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UPC Holding Reports Preliminary Q3 2023 Results
Continued growth in mobile postpaid
Fixed revenue improvement in Switzerland driven by price rise, despite continued impact from fixed rightpricing
Reiterating all 2023 financial guidance

UPC Holding Group (“UPC Holding”) provides market-leading converged broadband services through next-generation networks and innovative technology platforms. The information in this release relates to our operations in Switzerland and Slovakia (within “Central and Other”). At September 30, 2023, our continuing operations connected 1.7 million customers subscribing to 3.7 million internet, video and fixed-line telephony services and served 2.8 million mobile subscribers.

André Krause, CEO of Sunrise, commented:
“Following the price increase and focus on retaining value in the customer base, Q3 was a quarter with reduced commercial activity. In mobile, Q3 saw continued momentum, as we delivered continued growth in postpaid net adds, whilst growth in consumer subscription revenue was offset by lower roaming revenue and handset sales. Broadband performance was further impacted by a broader subdued fixed market. However, we did see quarter on quarter improvement in fixed ARPU related to the price adjustment and reduced promotional intensity on the main brand, partially offsetting the continued impact of rightpricing. We are reiterating all 2023 guidance, underpinned by improved financial performance in Q4 following the July price rise, annualization of the prior year rightpricing acceleration and reduced mobile roaming headwinds. Lower costs to capture spend, capital discipline and execution of our synergy plan continue to support this full-year outlook.”

Operating and strategic highlights:
Sunrise continues to drive strong momentum in mobile despite continued headwinds in fixed as a result of the competitive landscape and UPC migration
•Momentum in mobile postpaid4 continued in Q3, achieving 29,200 net adds
•Broadband net adds weakened, with a net loss of 7,400 in Q3, due to the continued reduction in promotional intensity on the main brand following the price rise and broader lower market liquidity
•FMC penetration in Switzerland remains high at 58% across our broadband base in Q3
•Swiss Q3 Customer ARPU of CHF 63.84 decreased 2.8% YoY on a reported basis and 2.0% on a rebased1 basis supported by price rise benefit despite ongoing rightpricing
•Fixed Customer Relationships decreased by 11,100 in Switzerland in Q3 2023, as compared to a loss of 3,200 in Q3 2022
•Launched a unique Device-as-a-Service offer allowing customers to exchange their handset at no additional cost or have it repaired for a moderate fee
•Recognized for the best customer service across the whole of Germany, Austria and Switzerland for the second year in a row, winning the “connect” Landline Hotline Test

Financial highlights:
•Revenue of €800.6 million in Q3 increased 0.5% YoY on a reported basis and decreased 0.9% YoY on a rebased basis
◦Q3 Swiss revenue increased 0.6% YoY on a reported basis and decreased 0.8% YoY on a rebased basis. The rebased decrease was largely driven by lower handset and roaming revenue that was only partially offset by the July price rise benefit and strong trading momentum in flanker brands
•Q3 earnings (loss) from continuing operations decreased 232.2% YoY on a reported basis to (€67.8 million), primarily due to (i) a decrease in realized and unrealized gains on derivative instruments, (ii) higher foreign currency losses and (iii) an increase in interest expense
•Segment Adjusted EBITDA of €289.4 million in Q3 decreased 4.6% YoY on a reported basis and 3.3% YoY on a rebased basis
◦Swiss Segment Adjusted EBITDA in Q3 decreased 4.7% YoY on a reported basis and 3.4% YoY on a rebased basis. The rebased decrease was mainly due to (i) the aforementioned decline in revenue and (ii) an increase in hardware costs, partially offset by lower costs to capture
◦Swiss Segment Adjusted EBITDA included costs to capture5 of €2 million in Q3
•Q3 property and equipment (“P&E”) additions were 15.8% of revenue, as compared to 17.8% in the prior year period
◦The relative Q3 decrease was largely driven by the decrease in P&E additions in Switzerland
•Segment Adjusted EBITDA less P&E Additions of €162.8 million in Q3 increased 0.9% YoY on a reported basis and 9.8% YoY on a rebased basis
◦Swiss Segment Adjusted EBITDA less P&E Additions of €161.2 million in Q3 increased 0.6% YoY on a reported basis and 9.4% YoY on a rebased basis
◦Swiss Segment Adjusted EBITDA less P&E Additions included €11 million of costs to capture and integration-related capital spend
•At September 30, 2023, our fully-swapped third-party debt borrowing cost was 3.0% and the average tenor of our third-party debt (excluding vendor financing) was 5.7 years
•At September 30, 2023, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding were 4.15x and 4.93x, respectively, as calculated in accordance with our most restrictive covenants and reflecting the exclusion of Credit Facility Excluded Amounts as defined in the respective credit agreements
◦Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding would have been 5.48x at September 30, 2023
•At September 30, 2023, we had €713.4 million of undrawn commitments available. When our Q3 compliance reporting requirements have been completed and assuming no change from September 30, 2023 borrowing levels, we anticipate the full €713.4 million of borrowing capacity will continue to be available

FY 2023 financial guidance for Switzerland:
•Low single-digit revenue decline
•Low to Mid-single-digit Segment Adj. EBITDA(i) decline (including costs to capture)
•Opex and Capex costs to capture ~CHF 50 million (~CHF 10 million in Opex)
•Property and equipment additions as a percentage of revenue (including costs to capture) 15-17%
•Adjusted FCF(i): Between CHF 320-350 million (growth vs 2022)

(i) Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures, see the Glossary for definitions. Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) and cash flow from operating activities for our Adjusted EBITDA and Adjusted FCF guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including; the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.

Operating Statistics Summary

	As of and for the three months ended
	September 30,
	2023		2022

Footprint
Homes Passed		3,341,100		3,138,100

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships		1,658,300		1,651,200
Q3 Organic[2] Fixed-Line Customer Relationship net losses		(12,900)		(4,400)

Q3 Monthly ARPU per Fixed-Line Customer Relationship		€61.39		€62.03
Switzerland Q3 Monthly ARPU per Fixed-Line Customer Relationship	CHF	63.84	CHF	65.65

Customer Bundling
Fixed-mobile Convergence - Switzerland	57.9%		57.3%

Single-Play	24.4%		22.6%
Double-Play	25.4%		24.0%
Triple-Play	50.2%		53.4%

Mobile Subscribers
Postpaid		2,442,000		2,282,200
Prepaid		397,400		469,600
Total Mobile subscribers		2,839,400		2,751,800

Q3 Organic Postpaid net additions		29,200		42,400
Q3 Organic Prepaid net additions (losses)		6,800		(1,500)
Total Organic Mobile net additions		36,000		40,900

Q3 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€31.27		€35.13
Excluding interconnect revenue		€29.76		€32.89

Selected Financial Results, Segment Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2023 and 2022:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
	2023	2022	Reported	Rebased	2023	2022	Reported	Rebased
	in millions, except % amounts

Revenue
Switzerland:
Consumer Fixed	€304.0	€296.8	2.4%	(0.6%)	€879.1	€868.1	1.3%	(3.2%)
Consumer Mobile	324.6	328.1	(1.1%)	(2.3%)	934.4	912.7	2.4%	(1.0%)
B2B	149.8	148.2	1.1%	(0.2%)	435.7	415.9	4.8%	1.2%
Other	11.4	11.6	(1.7%)	33.3%	42.7	39.2	8.9%	21.7%
Total Switzerland	789.8	784.7	0.6%	(0.8%)	2,291.9	2,235.9	2.5%	(1.2%)
Central and Other	10.8	11.6	(6.9%)	(6.9%)	34.5	34.0	1.5%	1.5%
Total	€800.6	€796.3	0.5%	(0.9%)	€2,326.4	€2,269.9	2.5%	(1.1%)

Segment Adjusted EBITDA
Switzerland	€286.0	€300.0	(4.7%)	(3.4%)	€794.7	€828.0	(4.0%)	(4.3%)
Central and Other	3.4	3.4	—%	—%	12.6	11.5	9.6%	9.6%
Total	€289.4	€303.4	(4.6%)	(3.3%)	€807.3	€839.5	(3.8%)	(4.0%)

Segment Adjusted EBITDA less P&E Additions
Switzerland	€161.2	€160.3	0.6%	9.4%	€418.8	€455.6	(8.1%)	(1.4%)
Central and Other	1.6	1.0	60.0%	60.0%	7.0	4.1	70.7%	70.7%
Total	€162.8	€161.3	0.9%	9.8%	€425.8	€459.7	(7.4%)	(0.7%)

The following table provides a reconciliation of earnings (loss) from continuing operations to Segment Adjusted EBITDA for the three and nine months ended September 30, 2023 and 2022:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
	in millions, except % amounts

Earnings (loss) from continuing operations	€(67.8)	€51.3	€(202.8)	€301.7
Income tax benefit	(9.3)	(10.7)	(42.5)	(43.8)
Other income, net	(5.3)	(7.8)	(12.9)	(24.7)
Gains on debt extinguishment, net	—	—	—	(2.6)
Foreign currency transaction losses (gains), net	47.4	11.3	(106.9)	74.0
Realized and unrealized losses (gains) on derivative instruments, net	(37.9)	(114.4)	83.5	(538.6)
Interest expense	97.0	71.9	275.8	195.1
Operating income (loss)	24.1	1.6	(5.8)	(38.9)
Impairment, restructuring and other operating items, net	(17.5)	0.5	(23.6)	11.9
Depreciation and amortization	255.2	255.8	761.9	731.6
Related-party fees and allocations, net	21.6	36.1	56.5	113.6
Share-based compensation expense	6.0	9.4	18.3	21.3
Segment Adjusted EBITDA	€289.4	€303.4	€807.3	€839.5

Segment Adjusted EBITDA as a percentage of revenue	36.1%	38.1%	34.7%	37.0%

The following table details the property and equipment additions of our continuing operations and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
	in millions, except % amounts

Customer premises equipment (CPE)	€22.7	€26.9	€70.8	€68.1
New build and upgrade	21.5	18.8	52.2	43.9
Capacity	25.4	30.3	63.2	73.2
Baseline	33.7	33.6	118.6	113.8
Product and enablers	23.3	32.5	76.7	80.8
Property and equipment additions	126.6	142.1	381.5	379.8
Assets acquired under capital-related vendor financing arrangements	(13.2)	(27.4)	(50.1)	(82.7)
Assets acquired under finance leases	—	—	—	(0.4)
Changes in current liabilities related to capital expenditures (including related-party amounts)	16.4	(22.2)	(1.4)	(13.3)
Total capital expenditures[3]	€129.8	€92.5	€330.0	€283.4

Segment Property and Equipment Additions
Switzerland	€124.8	€139.7	€375.9	€372.4
Central and Other	1.8	2.4	5.6	7.4
Total property and equipment additions	€126.6	€142.1	€381.5	€379.8

Property and equipment additions as a percentage of revenue	15.8%	17.8%	16.4%	16.7%

Segment Adjusted EBITDA less P&E Additions
Segment Adjusted EBITDA	€289.4	€303.4	€807.3	€839.5
Property and equipment additions	(126.6)	(142.1)	(381.5)	(379.8)
Total	€162.8	€161.3	€425.8	€459.7

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of UPC Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents:

	September 30,		June 30,
	2023		2023
	Borrowing currency	€ equivalent
	in millions

Senior Credit Facilities
3.625% EUR Facility AQ due 2029	€374.9	€374.9	€374.9
4.875% USD Facility AZ due 2031	$1,250.0	1,181.8	1,144.8
Facility AT (Term SOFR(i)+ 2.25%) USD due 2028	$700.0	661.8	641.1
Facility AU (EURIBOR + 2.50%) EUR due 2029	€400.0	400.0	400.0
Facility AX (Term SOFR(i) + 2.925%(ii)) USD due 2029	$1,717.0	1,623.3	1,572.6
Facility AY (EURIBOR + 2.925%(ii)) EUR due 2029	€693.0	693.0	693.0
€736.4 million Revolving Facility (EURIBOR + 2.50%) due 2026		—	—
Elimination of Facilities AQ and AZ in consolidation		(1,556.7)	(1,519.7)
Total Senior Credit Facilities		3,378.1	3,306.7

Senior Secured Notes
3.625% EUR Senior Secured Notes due 2029	€374.9	374.9	374.9
4.875% USD Senior Secured Notes due 2031	$1,250.0	1,181.8	1,144.8
Total Senior Secured Notes		1,556.7	1,519.7

Senior Notes
5.500% USD Senior Notes due 2028	$452.3	427.6	414.3
3.875% EUR Senior Notes due 2029	€337.9	337.9	337.9
Total Senior Notes		765.5	752.2

Vendor financing		221.6	249.8
Finance lease obligations		29.0	19.1
Total third-party debt and finance lease obligations		5,950.9	5,847.5
Deferred financing costs and discounts		(21.2)	(21.7)
Total carrying amount of third-party debt and finance lease obligations		5,929.7	5,825.8
Less: cash and cash equivalents		7.3	14.6
Net carrying amount of third-party debt and finance lease obligations[6]		€5,922.4	€5,811.2

Exchange rate ($ to €)		1.0578	1.0919
______________________

(i)During 2023, the UPC Holding Bank Facility was amended to replace LIBOR with the Term Secured Overnight Financing Rate (Term SOFR) as the reference rate for U.S. dollar-denominated loans.
(ii)Rates are subject to adjustment based on the achievement or otherwise of certain ESG metrics.

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from UPC Holding’s combined third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of September 30, 2023 and June 30, 2023. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	September 30,	June 30,
	2023	2023
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€5,950.9	€5,847.5
Vendor financing	(221.6)	(249.8)
Finance lease obligations	(29.0)	(19.1)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash payments associated with our cross-currency derivative instruments	281.7	345.7
Total covenant amount of third-party gross debt	5,582.0	5,524.3
Cash and cash equivalents	(7.3)	(14.6)
Total covenant amount of third-party net debt	€5,574.7	€5,509.7

Local Currency Selected Financial Results
The following table reflects local currency unaudited financial results for Switzerland:

	Three months ended				Increase/(decrease)		Nine months ended				Increase/(decrease)
	September 30,						September 30,
	2023		2022		Reported	Rebased	2023		2022		Reported	Rebased
	in millions, except % amounts

Revenue
Consumer Fixed	CHF	292.1	CHF	288.8	1.1%	(0.6%)	CHF	859.1	CHF	878.5	(2.2%)	(3.2%)
Consumer Mobile	312.0		319.3		(2.3%)	(2.3%)	913.1		922.6		(1.0%)	(1.0%)
B2B	144.0		144.3		(0.2%)	(0.2%)	425.7		420.6		1.2%	1.2%
Other	11.0		11.3		(2.7%)	33.3%	41.9		39.8		5.3%	21.7%
Total Revenue	CHF	759.1	CHF	763.7	(0.6%)	(0.8%)	CHF	2,239.8	CHF	2,261.5	(1.0%)	(1.2%)

Segment Adjusted EBITDA	CHF	274.9	CHF	292.2	(5.9%)	(3.4%)	CHF	776.2	CHF	837.2	(7.3%)	(4.3%)

Segment Adjusted EBITDA less P&E Additions	CHF	155.2	CHF	156.2	(0.6%)	9.4%	CHF	408.6	CHF	460.9	(11.3%)	(1.4%)

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; the planned full fiber upgrade at Virgin Media Ireland, including the timing, costs, premises to be upgraded and benefits thereof; expectations of any macroeconomic dynamics that may be beneficial or detrimental to either Virgin Media Ireland, Sunrise, UPC Holdings or any of their respective beneficial owners and direct and indirect subsidiaries; the cost of energy for Virgin Media Ireland, Sunrise, UPC Holdings or any of their respective direct and indirect subsidiaries; any continued rightpricing at Sunrise; any price increases to be implemented by Virgin Media Ireland, Sunrise, UPC Holdings or any of their respective direct and indirect subsidiaries, and any impact such price increases are expected to have on such entities’, and their affiliates’ operational and financial results; the anticipated products, bundles and services to be provided by Virgin Media Ireland, Sunrise, UPC Holdings or any of the direct and indirect subsidiaries; expectations with respect to the integration and synergy plan at Sunrise, including the expected timing, cost and benefits to be realized therefrom; expectations regarding financial performance at our companies, including revenue, Adjusted EBITDA, Adjusted EBITDA less P&E Additions, Adjusted Free Cash Flow, and costs to capture, as well as the 2023 financial guidance provided by our operating entities and the components of such guidance; the strength of our companies’ respective balance sheets (including cash and liquidity position), tenor of our third-party debt, and anticipated borrowing capacity; the timing of future issuances of unaudited financial statements; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us, our businesses, and our customers; the effects of changes in laws or regulations; the effects of the U.K.’s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission, including our most recently filed Form 10-K, Form 10-K/A and Form 10-Qs. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Michael Bishop	+44 20 8483 6246	Bill Myers	+1 303 220 6686
Michael Khehra	+44 78 9005 0979	Matt Beake	+44 20 8483 6428

About Liberty Global
Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 85 million connections* across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in Switzerland, Virgin Media in Ireland and UPC in Slovakia. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7 billion, while the VMO2 JV and VodafoneZiggo JV generate combined annual revenue of more than $17 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies across content, technology and infrastructure, including strategic stakes in companies like ITV, Televisa Univision, Plume, AtlasEdge and the Formula E racing series.

*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2022 Liberty Global consolidated results (excluding revenue from Poland) and the combined as reported full year 2022 results for the VodafoneZiggo JV and full year 2022 U.S. GAAP results for the VMO2 JV. For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended September 30, 2023
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers(i)	Video Subscribers(ii)	Telephony Subscribers(iii)	Total Mobile Subscribers

Operating Data
UPC Holding:
Switzerland(iv)	2,700,700	1,480,200	3,349,000	1,180,400	1,216,600	952,000	2,839,400
Slovakia	640,400	178,100	395,500	145,200	162,400	87,900	—
Total UPC Holding	3,341,100	1,658,300	3,744,500	1,325,600	1,379,000	1,039,900	2,839,400

VM Ireland	971,000	406,700	826,700	371,500	233,900	221,300	136,600

Q3 Organic Subscriber Variance
UPC Holding:
Switzerland(iv)	13,800	(11,100)	(41,500)	(7,400)	(13,300)	(20,800)	36,000
Slovakia	900	(1,800)	(1,700)	(400)	(800)	(500)	—
Total UPC Holding	14,700	(12,900)	(43,200)	(7,800)	(14,100)	(21,300)	36,000

VM Ireland	800	(5,100)	(27,900)	(4,100)	(8,500)	(15,300)	(3,200)

Footnotes for Selected Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include approximately 44,100 subscribers who have requested and received this service.
(ii)UPC Holding has approximately 30,900 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include approximately 154,100 subscribers who have requested and received this service.
(iv)Pursuant to service agreements, Switzerland offers broadband internet, video and telephony services over networks owned by third-party operators (“partner networks”), and following the acquisition of Sunrise, also services homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities. Under these agreements, RGUs are only recognized if there is a direct billing relationship with the customer. Homes passed or serviceable through the above service agreements are not included in Switzerland's homes passed count as we do not own these networks. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to the national footprint.

	Selected Operating Data — As of September 30, 2023
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers
UPC Holding:
Switzerland	397,400	2,442,000	2,839,400
Total UPC Holding	397,400	2,442,000	2,839,400

VM Ireland	—	136,600	136,600

	September 30, 2023 vs. June 30, 2023
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Q3 Organic Mobile Subscriber Variance
UPC Holding:
Switzerland	6,800	29,200	36,000
Total UPC Holding	6,800	29,200	36,000

Q3 2023 UPC Holding Adjustments:
Switzerland	(27,400)	27,400	—
Total UPC Holding adjustments	(27,400)	27,400	—

VM Ireland	—	(3,200)	(3,200)

General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband internet, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes
1Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebase growth rates on a comparable basis for all businesses that we owned during 2023, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three and nine months ended September 30, 2022 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions to the same extent these entities are included in our results for the three and nine months ended September 30, 2023 and (ii) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2023. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated October 31, 2023, Liberty Global Reports Q3 2023 Results. The following table provides adjustments made to the 2022 amounts to derive our rebase growth rates:

	Three months ended September 30, 2022			Nine months ended September 30, 2022
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

UPC Holding
Acquisitions and impact of the Tech Framework(i)	€2.1	€(7.9)	€(15.1)	€4.9	€(27.0)	€(46.8)
Foreign currency	€9.8	€3.9	€2.1	€77.9	€28.6	€16.0

VM Ireland
Impact of the Tech Framework(i)	€—	€(3.3)	€(5.6)	€—	€(10.1)	€(17.2)
______________________

(i)Rebase adjustments reflect the impact of the Tech Framework as if it had been in place during 2022. For additional information regarding the Tech Framework, see footnote 7 below.
2Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship and subscriber additions or losses refer to net organic changes, unless otherwise noted.
3The capital expenditures that we report in our combined statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.
4Postpaid mobile additions include B2B mobile subscribers.
5Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
6Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and therefore may not be comparable with other similarly titled measures reported by other companies.

7During the first quarter of 2023, Liberty Global changed the terms related to, and approach to the allocation of, charges for certain products and services that its centrally-managed technology and innovation function provides to us (the Tech Framework). These products and services include CPE hardware and related essential software, maintenance, hosting and other services. As a result, we now capitalize the combined cost of the CPE hardware and essential software as part of property and equipment additions. The other services, including maintenance and hosting, continue to be reported as operating costs in the period incurred (included in Adjusted EBITDA). The new Tech Framework is a result of internal changes at Liberty Global with respect to the way in which its chief operating decision maker evaluates the revenue, Adjusted EBITDA and property and equipment additions of its operating segments. The following table provides a summary of the impact on Adjusted EBITDA and property and equipment additions for 2023 reported amounts and 2022 rebased amounts:

	Three months ended September 30,				Nine months ended September 30,
	2023		2022		2023		2022
	in millions

Decrease to Adjusted EBITDA(i):
Switzerland	CHF	(13.7)	CHF	(10.5)	CHF	(43.6)	CHF	(28.4)
Ireland		€(5.5)		€(3.3)		€(16.6)		€(10.1)

Increase to property and equipment additions(ii):
Switzerland	CHF	4.9	CHF	5.8	CHF	15.4	CHF	15.9
Ireland		€2.4		€1.9		€7.2		€7.1
______________________

(i)Amounts reflect the charge related to the service and maintenance component of the Tech Framework, as well as any applicable markup.
(ii)Amounts reflect the charge related to the value attributed to centrally-held internally developed technology that is embedded within our various CPE, as well as any applicable markup.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net gains (losses) on debt extinguishment, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance, and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

Adjusted Free Cash Flow (Adjusted FCF): We define Adjusted FCF as net cash provided by the operating activities of our continuing operations, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our condensed consolidated statements of cash flows with each item excluding any cash provided or used by our discontinued operations. We believe our presentation of Adjusted FCF, which is a non-GAAP measure, provides useful information to our investors because this measure can be used to gauge our ability to (a) service debt and (b) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. Further, our Adjusted FCF may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the monthly average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning Premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as part of our Project Lightning Network Extension Program in Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.